PROSPECTUS SUPPLEMENT                                         File No. 333-68747
----------------------
 (To Prospectus and Prospectus Supplement dated May 6, 1999)      Rule 424(b)(3)
Prospectus number:      1947



                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                              Callable Fixed Rate Notes

Principal Amount:             $15,000,000

CUSIP Number:                 59018S 5X8

Interest Rate:                7.30000%

Original Issue Date:          April 24, 2000

Stated Maturity Date:         April 24, 2007

Interest Payment Dates:       24th day of each month commencing May 24, 2000
                              through the Stated Maturity Date, subject to the following business day convention.

Repayment at the Option
of the Holder:                The Notes cannot be repaid prior to the Stated
                              Maturity Date.

Redemption at the Option
of the Company:               The Notes may be redeemed prior to the Stated
                              Maturity Date, See "Other Provisions"

Initial Redemption Date:      April 24, 2002

Other Provisions:             This Note is subject to redemption at the option
                              of the Company, in whole, on any Interest Payment
                              Date occuring in April or October commencing on or after the Interest Payment Date in April 2002,
                              (the "Redemption Date") at the Redemption Price
                              (as defined below) together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                      The Chase Manhattan Bank

Dated:                        April 10, 2000